Exhibit 8.2

126 East King Street

Lancaster, PA 17602-2893

Tel 717-299-5201 Fax 717-291-4660

www.barley.com

January 16, 2020

MidCoast Community Bancorp, Inc.

Attn: Eric G. Hoerner

1011 Centre Road, Suite 119

Wilmington, Delaware 19805

Ladies and Gentlemen:

We have been requested on behalf of MidCoast Community Bancorp, Inc. (“MidCoast”), a Pennsylvania corporation, to provide this opinion regarding the material U.S. federal income tax implications of the merger (the “Merger”) of MidCoast with and into a to-be-formed, wholly owned subsidiary of Citizens Financial Services, Inc. (“Citizens”), a Pennsylvania corporation, pursuant to the Agreement and Plan of Merger dated September 18, 2019 (the “Merger Agreement”) by and between Citizens and MidCoast. In connection with the Merger, Citizens and MidCoast have prepared and filed a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) as most recently amended on January 16, 2020, and as the same may be amended from time to time, pursuant to the Securities Act of 1933, as amended (the “Act”). The delivery of this opinion is a condition of the Merger pursuant to Section 9.3.4 of the Merger Agreement. Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the proxy statement/prospectus and other information included as part of the Registration Statement, (iii) the certificate of representations supplied to us by Citizens and MidCoast of even date, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the “Documents”).

For purposes of this opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement, (ii) the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualifications stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) relating to matters of fact are true and accurate at all relevant times and in all material respects, (iv) the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

Subject to the qualifications and assumptions set forth herein, we are of the opinion that (i) the Merger will constitute a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the statements set forth in the discussion in the proxy statement/prospectus forming part of the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, are correct in all material respects, and constitutes our opinion regarding the tax consequences of the merger.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate as of the Effective Time, our opinion may change.

Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.

Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Barley Snyder, LLP

Barley Snyder, LLP